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                      [Letterhead of Pillsbury Madison & Sutro LLP]


                                                                     Exhibit 5.1

        June 1, 1998

        AirTouch Communications, Inc.
        One California Street
        San Francisco, CA  94111

                 Re: AirTouch Communications, Inc.
                     Registration Statement on Form S-3 (File No. 33-62787)

        Ladies and Gentlemen:

               In connection with the sale by AirTouch Communications, Inc. (the "Company") of $200,000,000 aggregate principal amount of the Company's 6.35% Notes due 2005 (the "Notes") pursuant to the above-referenced registration statement (the "Registration Statement"), we advise you that in our opinion:

               The issuance and sale of the Notes have been duly authorized by the Board of Directors of the Company. When the Notes have been executed and authenticated in accordance with the terms of the Indenture dated as of July 16, 1996, as amended by the First Supplemental Indenture dated as of July 16, 1996, the Second Supplemental Indenture dated as of July 16, 1996, the Third Supplemental Indenture dated as of October 7, 1996, the Fourth Supplemental Indenture dated as of May 4, 1998 and the Fifth Supplemental Indenture to be dated as of June 3, 1998, each between the Company and The First National Bank of Chicago, as Trustee, and have been issued, sold and delivered in the manner and for the consideration stated in the Underwriting Agreement dated May 29, 1998 relating to the sale of the Notes, the Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting generally the enforcement of creditors' rights and by equitable principles of general application (whether applied at law or in equity).

               We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement and to the references to our firm under the caption "Legal Matters" in the related Prospectus dated July 2, 1996.

                                              Very truly yours,

                                              /s/ PILLSBURY MADISON & SUTRO LLP



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